Exhibit 10.13

SECOND AMENDED AND RESTATED SPECIAL RETENTION BONUS AGREEMENT

THIS SECOND AMENDED AND RESTATED SPECIAL RETENTION BONUS AGREEMENT (this “Agreement”) is entered into as of December 3, 2020, between Petco Animal Supplies Stores, Inc., a Delaware corporation (the “Company”), PET Acquisition LLC, a Delaware limited liability company (including its successor, Petco Health and Wellness Company, Inc., “Parent”), and Michael Nuzzo (the “Employee”).

WHEREAS, the Employee is a key executive and is critical to the future success of the Company;

WHEREAS, the Company wishes to incentivize the Employee to remain with the Company in order to help drive the success of the Company; and

WHEREAS, the Company, Parent and the Employee wish to amend and restate the Amended and Restated Special Retention Bonus Agreement between the Company and the Employee dated October 8, 2020 in order to provide for the grant of restricted stock units in certain circumstances in lieu of the “Special Performance Bonus”.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Cash Retention Bonuses. The Employee shall be eligible to receive cash retention bonuses in the aggregate amount $1,500,000 (collectively, the “Retention Bonus”). Subject to the Employee’s continued employment through September 30, 2019, the Company shall pay the Employee one-third of the Retention Bonus (i.e., $500,000) on the first payroll date following such date (and the parties hereby acknowledge that such amount was paid in accordance with its terms). In addition, subject to the Employee’s continued employment through March 31, 2021, the Company shall pay the Employee two-thirds of the Retention Bonus (i.e., $1,000,000) on the first payroll date following such date. Notwithstanding the foregoing, (a) if a Change in Control occurs prior to payment of the entire Retention Bonus and the Employee remains employed by the Company through the date of such Change in Control, any unpaid portion of the Retention Bonus shall be paid to him promptly following such Change in Control (and in no event later than March 15 of the year following the year in which the Change in Control occurs), or (b) if the Employee’s employment is terminated by the Company without Cause prior to the payment of the full amount of the Retention Bonus, then a Pro Rata Retention Bonus shall be paid to the Employee promptly following his execution and nonrevocation of a severance agreement and general release of claims presented by the Company (which such release of claims must be executed and returned by the Employee within 30 days following his termination date). For purposes of this Agreement, (i) “Cause” has the meaning specified in the Employment Agreement between Petco Animal Supplies Stores, Inc. and the Employee dated as of April 8, 2015; (ii) “Change in Control” has the meaning specified in the Common Series C Unit Agreement between the Employee and Scooby LP dated as of January 26, 2016 (the “Award Agreement”); and (iii) “Pro Rata Retention Bonus” means (A) the product of the Retention Bonus and a fraction, the numerator of which is the number of days from August 31, 2018 through the date of termination and the denominator of which is the number of days from August 31, 2018 through March 31, 2021, less (B) any portion of the

Retention Bonus previously paid (but in no event with the Pro Rata Retention Bonus be a negative number). For the avoidance of doubt, no further payments of the Retention Bonus shall be made if the Employee’s employment with the Company terminates for any reason prior to a vesting date except as specifically provided in this Section 1.

2. Special Performance Bonus. Subject to Section 4, if the Company’s EBITDA (as determined by the Board in good faith) exceeds $500 million for any two consecutive fiscal years that commence on or after January 2019, the Employee shall be paid a cash bonus of $2 million (the “Special Performance Bonus”), subject to the Employee’s continued employment through the last day of the second such fiscal year. Such bonus shall be payable at the same time as the annual bonuses for such second fiscal year, and in all events in the calendar year in which such fiscal year ends. For the avoidance of doubt, (i) only one Special Performance Bonus may be paid hereunder, (ii) if the Additional RSUs described in Section 4 are granted, no Special Performance Bonus shall be paid hereunder, and (iii) if the Additional RSUs are not granted pursuant to Section 4 (i.e., because a Qualified Public Offering does not occur by 30 days following the last day of the Company’s 2020 fiscal year), this Section 2 shall continue in effect.

3. Restricted Stock Unit Grant. If a Qualified Public Offering occurs no later than September 30, 2021, Parent shall grant the Employee restricted stock units (the “RSUs”) with respect to common stock with a fair market value of $3,000,000 as of the date of the Qualified Public Offering, as determined by the Board in good faith. Such RSUs shall be subject to Parent’s 2020 Equity Incentive Plan (the “Equity Plan”) and a grant agreement with the Employee, and shall vest in three equal increments on the first, second and third anniversaries of the consummation of the Qualified Public Offering (subject to the Employee’s continued employment through each applicable vesting date). For purposes hereof, “Qualified Public Offering” means the sale in an underwritten public offering registered under the Securities Act of 1933 of shares of Parent’s common stock having an aggregate offering value of at least $30 million.

4. Additional Special Restricted Stock Unit Grant. In addition, in lieu of the Special Performance Bonus described in Section 2, if a Qualified Public Offering occurs no later than 30 days following the last day of the Company’s 2020 fiscal year, Parent shall grant the Employee additional restricted stock units (the “Additional RSUs”) with respect to common stock with a fair market value of $2,000,000 as of the date of the Qualified Public Offering, as determined by the Board in good faith. Such Additional RSUs shall be subject to the Equity Plan and a grant agreement with the Employee, and shall vest within 30 days after the end of the Company’s 2021 fiscal year only if the Company’s EBITDA (as determined by the Board in good faith) exceeds $500 million for the Company’s 2021 fiscal year, subject to the Employee’s continued employment through the last day of the such fiscal year.

5. Section 280G. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Employee has the right to receive from the Company, Parent or any of their affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Employee from the Company, Parent and their affiliates will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) such that no portion of such amounts and benefits received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder or otherwise in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting or consulting firm retained by the Company at the Company’s expense. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company, Parent or their affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Employee’s base amount, then the Employee shall immediately repay such excess to the Company, Parent or their affiliate, as applicable, upon notification that an overpayment has been made. Nothing in this Section 22 shall require the Company or Parent to be responsible for, or have any liability or obligation with respect to, the Employees’ excise tax liabilities under Section 4999 of the Code.

6. Short-Term Deferral Rule. The payments hereunder are intended to be exempt from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral rule”, and the Agreement shall be interpreted and applied accordingly.

7. Withholding. All payments hereunder are subject to all tax and other legally-required withholdings.

8. Entire Agreement/Amendment. This Agreement supersedes any prior verbal or written agreement with respect to the subject matter hereof (including, without limitation, the Special Retention Bonus Agreement dated August 31, 2018 as amended in September 2020). The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

10. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11. Assignment; Third Party Beneficiary. This Agreement may not be assigned by any party hereto without the written consent of the other party hereto. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

12. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

13. Counterparts; Facsimiles. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile and electronic PDF transmission of any signed original counterpart transmission shall be deemed the same as the delivery of an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Special Retention Bonus Agreement to be duly executed and delivered as of the date first written above.

PETCO ANIMAL SUPPLIES STORES, INC.

By:	/s/ Michelle Bonfilio
Name: Michelle Bonfilio
Its: Chief Human Resources Officer

PET ACQUISITION, LLC

By:	/s/ Michelle Bonfilio
Name: Michelle Bonfilio
Its: Chief Human Resources Officer

EMPLOYEE:

/s/ Michael Nuzzo
Michael Nuzzo

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED SPECIAL RETENTION BONUS AGREEMENT